Exhibit 99.1
TG Therapeutics Reports Third Quarter 2026 Financial Results and Raises Full-Year Revenue Guidance

Raises full-year 2026 total global revenue guidance to approximately $1 billion, from approximately $950 million

Raises full-year 2026 BRIUMVI U.S. net product revenue guidance to approximately $915–920 million, from $890–905 million

Third-quarter 2026 total global revenue of approximately $260 million, including approximately $233 million in BRIUMVI U.S. net product revenue

MSToronto2026 presentations highlight seven-year BRIUMVI efficacy and safety follow-up, positive ENHANCE results supporting BRIUMVI single-infusion initiation, and progress toward quarterly self-administered subcutaneous treatment

Conference call to be held today, Monday, November 9, 2026, at 8:30 AM ET

New York, NY, (November 9, 2026) – TG Therapeutics, Inc. (NASDAQ: TGTX) (the Company or TG Therapeutics) today announced its financial results for the third quarter of 2026, along with recent company developments and provided an update on 2026 financial guidance.

Michael S. Weiss, Chairman and Chief Executive Officer of TG Therapeutics, stated, “With solid third-quarter performance and a strong fourth quarter anticipated, we are on track to exceed $1 billion in global revenue in 2026, less than four years after launching BRIUMVI. With continued momentum in our IV business, the potential to expand the BRIUMVI franchise through new dosing options, and a growing pipeline of development opportunities, we believe we are laying the foundation for sustained, long-term growth. The compelling clinical data presented at MSToronto2026 provide further support for the substantial opportunities we see ahead.”

Mr. Weiss continued, “Looking ahead, we see a series of important catalysts over the next 18 to 24 months, including pivotal Phase 3 subcutaneous BRIUMVI results expected around year-end or early 2027, a potential launch of simplified IV initiation in mid-2027, additional clinical data from our expanding pipeline, and a potential subcutaneous BRIUMVI launch in 2028. Our increased full-year revenue guidance reflects the continued strength of our commercial business, while the approximately $100 million of shares repurchased during the quarter underscores our confidence in TG's long-term value.”

Recent Highlights & Developments

BRIUMVI® (ublituximab-xiiy) Commercialization
•BRIUMVI U.S. net product revenue of $232.6 million for the third quarter 2026, representing approximately a 52% increase over the same period last year
•Total global revenue of $259.9 million for the third quarter 2026

Clinical Data Highlights from MSToronto2026, the 10th Joint ACTRIMS-ECTRIMS Meeting
•Phase 3 ENHANCE Trial: Positive Phase 3 results demonstrated bioequivalent drug exposure between the currently approved two-infusion BRIUMVI initiation regimen and a consolidated single 600mg initiation infusion. Infusion-related reactions were comparable between regimens, with no Grade 3 or higher reactions observed, supporting the potential for a simplified treatment initiation schedule.
•Phase 1 Subcutaneous BRIUMVI (ublituximab) Trial: Positive Phase 1 data demonstrated mean bioavailability greater than 60% relative to IV administration, with pharmacokinetic modeling supporting the quarterly dosing regimen being evaluated in the fully enrolled Phase 3 trial. Top-line Phase 3 data are expected by year-end 2026 or early 2027.
•Seven-Year Follow-up Data from the ULTIMATE I & II Phase 3 Trials: BRIUMVI demonstrated sustained efficacy with an annualized relapse rate (ARR) of 0.018 in the seventh year of treatment and 88.3% of continuously treated patients remaining free from 24-week confirmed disability progression. Patients receiving continuous BRIUMVI treatment experienced lower rates of disability progression than those who switched from teriflunomide, with a consistent long-term safety profile.
•Phase 4 ENABLE Real-World Study: Updated data from 1,076 participants, 30% of whom switched from prior CD20 therapy, showed that 99.2% remained relapse-free during BRIUMVI treatment, with an ARR of 0.014. First-dose infusion-related reactions occurred in 18.8% of participants, and median subsequent infusion times of 63 minutes supported the one-hour infusion experience in clinical practice.
•Phase 1 Azer-cel in Progressive MS Trial: Initial data demonstrated an encouraging safety profile in 26 participants, with no dose-limiting or high-grade CAR T-associated toxicities observed. Despite prior disease progression, 89% of evaluable participants had stable or improved disability scores at Day 90 and 88% at Day 180, with longer-term follow-up ongoing.

BRIUMVI in Myasthenia Gravis
•Announced positive topline phase 1 data for subcutaneous BRIUMVI in patients with myasthenia gravis (MG)
•Initiated a potentially registration-directed randomized phase 2 clinical trial evaluating IV BRIUMVI as a maintenance therapy following induction with efgartigimod in adult patients with MG

BRIUMVI in Schizophrenia
•Initiated a Phase 2 clinical trial evaluating BRIUMVI in adults with treatment-resistant schizophrenia

Share Repurchase Update
•Repurchased approximately $100 million of TGTX common stock in Q3 2026 under the current share repurchase program, representing approximately 2.0 million shares of TGTX common stock at an average price of $49.43 per share
•Through the end of Q3 2026, TG has repurchased $300 million of TGTX common stock, representing 8.9 million shares of TGTX common stock, or approximately 6% of the shares outstanding, at an average price of $33.88 across all share repurchase programs to date

2026 Financial Guidance Update
•Raises full year 2026 target total global revenue to approximately $1 billion
•Raises full year 2026 target BRIUMVI U.S. net product revenue to approximately $915-$920 million
•Reaffirms full year 2026 target operating expense (R&D and SG&A excluding non-cash compensation) guidance, of approximately $450 - $500 million including expenses associated with the subcutaneous BRIUMVI manufacturing costs and secondary manufacturer start-up costs

2026 Remaining Development Pipeline Anticipated Milestones
•Announce topline Phase 3 data for subcutaneous BRIUMVI year-end 2026/first quarter 2027

Financial Results for Third Quarter 2026
•Product Revenue, net: Product revenue, net was $240.0 million and $677.1 million for the three and nine months ended September 30, 2026, respectively, compared to $159.3 million and $417.8 million for the three and nine months ended September 30, 2025, respectively. Product revenue, net consists primarily of net product sales of BRIUMVI in the United States, which totaled $232.6 million and $655.1 million during the three and nine months ended September 30, 2026. Also included in product revenue, net are sales of BRIUMVI to our ex-U.S. licensing partner, Neuraxpharm, of $7.4 million and $22.0 million for the three and nine months ended September 30, 2026, respectively, and $6.4 million for the three and nine months ended September 30, 2025.
•License, milestone, royalty and other revenue: License, milestone, royalty and other revenue was approximately $19.9 million and $28.0 million for the three and nine months ended September 30, 2026, respectively, compared to approximately $2.4 million and $5.9 million for the three and nine months ended September 30, 2025. License, milestone, royalty and other revenue for the three and nine months ended September 30, 2026, is predominantly comprised of $4.1 million and $10.4 million, respectively, of royalty revenue recognized under the Commercialization Agreement with our ex-U.S. partner, and $15.8 million and $17.6 million, respectively, of license, milestone, and other revenue related to the Commercialization Agreement.
•R&D Expenses: Total research and development (R&D) expense was approximately $51.3 million and $195.0 million for the three and nine months ended September 30, 2026, compared to $40.9 million and $119.0 million for the three and nine months ended September 30, 2025. The increase in R&D during the three and nine months ended September 30, 2026, was primarily attributable to subcutaneous manufacturing and secondary manufacturer expenses, as well as clinical trial-related expenses associated with our development pipeline.
•SG&A Expenses: Total selling, general and administrative (SG&A) expense was approximately $80.7 million and $251.0 million for the three and nine months ended September 30, 2026, compared to $63.4 million and $169.3 million for the three and nine months ended September 30, 2025. The increase in selling, general and administrative costs during the three and nine months ended September 30, 2026, was primarily due to an increase in marketing and media spend, and personnel costs associated with the commercialization of BRIUMVI.
•Net income: Net income was $55.5 million and $83.0 million for the three and nine months ended September 30, 2026, respectively, compared to net income of $390.9 million and $424.1 million for the three and nine months ended September 30, 2025. Net income during the three and nine months ended September 30, 2025, includes a non-recurring income tax benefit of approximately $365.0 million, driven by the release of our deferred tax asset valuation allowance during the period, respectively.
•Cash Position and Financial Guidance: Cash, cash equivalents and investment securities were $556.7 million as of September 30, 2026. We anticipate that our cash, cash equivalents and investment securities as of September 30, 2026, combined with the projected revenues from BRIUMVI, will be sufficient to fund our business based on our current operating plan.

CONFERENCE CALL INFORMATION
The Company will host a conference call today, November 9, 2026, at 8:30 AM ET, to discuss the Company’s financial results from third quarter of 2026.
To participate in the conference call, please call 1-877-407-8029 (U.S.), 1-201-689-8029 (outside the U.S.), Conference Title: TG Therapeutics. A live audio webcast will be available on the Events page, located within the Investors & Media section, of the Company's website at http://ir.tgtherapeutics.com/events. An audio recording of the conference call will also be available for a period of 30 days after the call.
ABOUT BRIUMVI® (ublituximab-xiiy) 150 mg/6 mL Injection for IV
BRIUMVI is a novel monoclonal antibody that targets a unique epitope on CD20-expressing B-cells. Targeting CD20 using monoclonal antibodies has proven to be an important therapeutic approach for the management of autoimmune disorders, such as RMS. BRIUMVI is uniquely designed to lack certain sugar molecules normally expressed on the antibody. Removal of these sugar molecules, a process called glycoengineering, allows for efficient B-cell depletion at low doses.
BRIUMVI is indicated in the U.S. for the treatment of adults with RMS, including clinically isolated syndrome, relapsing-remitting disease, and active secondary progressive disease and in several countries outside of the U.S. for the treatment of adult patients with RMS with active disease defined by clinical or imaging features.
A list of authorized specialty distributors can be found at www.briumvi.com.
IMPORTANT SAFETY INFORMATION
Contraindications: BRIUMVI is contraindicated in patients with:
•Active Hepatitis B Virus infection
•A history of life-threatening infusion reaction to BRIUMVI
WARNINGS AND PRECAUTIONS
Infusion Reactions: BRIUMVI can cause infusion reactions, which can include pyrexia, chills, headache, influenza-like illness, tachycardia, nausea, throat irritation, erythema, and an anaphylactic reaction. In MS clinical trials, the incidence of infusion reactions in BRIUMVI-treated patients who received infusion reaction-limiting premedication prior to each infusion was 48%, with the highest incidence within 24 hours of the first infusion. 0.6% of BRIUMVI-treated patients experienced infusion reactions that were serious, some requiring hospitalization.
Observe treated patients for infusion reactions during the infusion and for at least one hour after the completion of the first two infusions unless infusion reaction and/or hypersensitivity has been observed in association with the current or any prior infusion. Inform patients that infusion reactions can occur up to 24 hours after the infusion. Administer the recommended pre-medication to reduce the frequency and severity of infusion reactions. If life-threatening, stop the infusion immediately, permanently discontinue BRIUMVI, and administer appropriate supportive treatment. Less severe infusion reactions may involve temporarily stopping the infusion, reducing the infusion rate, and/or administering symptomatic treatment.
Infections: Serious, life-threatening or fatal, bacterial and viral infections have been reported in BRIUMVI-treated patients. In MS clinical trials, the overall rate of infections in BRIUMVI-treated patients was 56% compared to 54% in teriflunomide-treated patients. The rate of serious infections was 5% compared to 3% respectively. There were 3 infection-related deaths in BRIUMVI-treated patients. The most common infections in BRIUMVI-treated patients included upper respiratory tract infection (45%) and urinary tract infection (10%). Delay BRIUMVI administration in patients with an active infection until the infection is resolved.
Consider the potential for increased immunosuppressive effects when initiating BRIUMVI after immunosuppressive therapy or initiating an immunosuppressive therapy after BRIUMVI.
Hepatitis B Virus (HBV) Reactivation: HBV reactivation occurred in an MS patient treated with BRIUMVI in clinical trials. Fulminant hepatitis, hepatic failure, and death caused by HBV reactivation have occurred in patients treated with anti-CD20 antibodies. Perform HBV screening in all patients before initiation of treatment with BRIUMVI. Do not start treatment with BRIUMVI in patients with active HBV confirmed by positive results for HB surface antigen (HBsAg) and anti-HB tests. For patients who are negative for HBsAg and positive for HB core antibody [HBcAb+] or are carriers of HBV [HBsAg+], consult a liver disease expert before starting and during treatment.

Progressive Multifocal Leukoencephalopathy (PML): PML is an opportunistic viral infection of the brain caused by the JC virus (JCV) that typically only occurs in patients who are immunocompromised, and that usually leads to death or severe disability. JCV infection resulting in PML has been observed in patients treated with anti-CD20 antibodies, including BRIUMVI, and other MS therapies.
If PML is suspected, withhold BRIUMVI and perform an appropriate diagnostic evaluation. Typical symptoms associated with PML are diverse, progress over days to weeks, and include progressive weakness on one side of the body or clumsiness of limbs, disturbance of vision, and changes in thinking, memory, and orientation leading to confusion and personality changes.
MRI findings may be apparent before clinical signs or symptoms; monitoring for signs consistent with PML may be useful. Further investigate suspicious findings to allow for an early diagnosis of PML, if present. Following discontinuation of another MS medication associated with PML, lower PML-related mortality and morbidity have been reported in patients who were initially asymptomatic at diagnosis compared to patients who had characteristic clinical signs and symptoms at diagnosis.
If PML is confirmed, treatment with BRIUMVI should be discontinued.
Vaccinations: Administer all immunizations according to immunization guidelines: for live or live-attenuated vaccines, at least 4 weeks and, whenever possible, at least 2 weeks prior to initiation of BRIUMVI for non-live vaccines. BRIUMVI may interfere with the effectiveness of non-live vaccines. The safety of immunization with live or live-attenuated vaccines during or following administration of BRIUMVI has not been studied. Vaccination with live virus vaccines is not recommended during treatment and until B-cell repletion.
Vaccination of Infants Born to Mothers Treated with BRIUMVI During Pregnancy: In infants of mothers exposed to BRIUMVI during pregnancy, assess B-cell counts prior to administration of live or live-attenuated vaccines as measured by CD19+ B-cells. Depletion of B-cells in these infants may increase the risks from live or live-attenuated vaccines. Inactivated or non-live vaccines may be administered prior to B-cell recovery. Assessment of vaccine immune responses, including consultation with a qualified specialist, should be considered to determine whether a protective immune response was mounted.
Fetal Risk: Based on data from animal studies, BRIUMVI may cause fetal harm when administered to a pregnant woman. Transient peripheral B-cell depletion and lymphocytopenia have been reported in infants born to mothers exposed to other anti-CD20 B-cell depleting antibodies during pregnancy. Advise females of reproductive potential to use effective contraception during BRIUMVI treatment and for 6 months after the last dose.
Reduction in Immunoglobulins: As expected with any B-cell depleting therapy, decreased immunoglobulin levels were observed. Decrease in immunoglobulin M (IgM) was reported in 0.6% of BRIUMVI-treated patients compared to none of the patients treated with teriflunomide in RMS clinical trials. Monitor the levels of quantitative serum immunoglobulins during treatment, especially in patients with opportunistic or recurrent infections, and after discontinuation of therapy, until B-cell repletion. Consider discontinuing BRIUMVI therapy if a patient with low immunoglobulins develops a serious opportunistic infection or recurrent infections, or if prolonged hypogammaglobulinemia requires treatment with intravenous immunoglobulins.
Liver Injury: Clinically significant liver injury, without findings of viral hepatitis, has been reported in the postmarketing setting in patients treated with anti-CD20 B-cell depleting therapies approved for the treatment of MS, including BRIUMVI. Signs of liver injury, including markedly elevated serum hepatic enzymes with elevated total bilirubin, have occurred from weeks to months after administration.
Patients treated with BRIUMVI found to have an alanine aminotransaminase (ALT) or aspartate aminotransferase (AST) greater than 3x the upper limit of normal (ULN) with serum total bilirubin greater than 2x ULN are potentially at risk for severe drug-induced liver injury.
Obtain liver function tests prior to initiating treatment with BRIUMVI, and monitor for signs and symptoms of any hepatic injury during treatment. Measure serum aminotransferases, alkaline phosphatase, and bilirubin levels promptly in patients who report symptoms that may indicate liver injury, including new or worsening fatigue, anorexia, nausea, vomiting, right upper abdominal discomfort, dark urine, or jaundice. If liver injury is present and an alternative etiology is not identified, discontinue BRIUMVI.
Most Common Adverse Reactions: The most common adverse reactions in RMS trials (incidence of at least 10%) were infusion reactions and upper respiratory tract infections.
Physicians, pharmacists, or other healthcare professionals with questions about BRIUMVI should visit www.briumvi.com.

ABOUT BRIUMVI PATIENT SUPPORT in the U.S.
BRIUMVI Patient Support is a flexible program designed by TG Therapeutics to support U.S. patients through their treatment journey in a way that works best for them. More information about the BRIUMVI Patient Support program can be accessed at www.briumvipatientsupport.com.
ABOUT MULTIPLE SCLEROSIS
Relapsing multiple sclerosis (RMS) is a chronic demyelinating disease of the central nervous system (CNS) and includes people with relapsing-remitting multiple sclerosis (RRMS) and people with secondary progressive multiple sclerosis (SPMS) who continue to experience relapses. RRMS is the most common form of multiple sclerosis (MS) and is characterized by episodes of new or worsening signs or symptoms (relapses) followed by periods of recovery. It is estimated that nearly 1 million people are living with MS in the United States and approximately 85% are initially diagnosed with RRMS.1,2 The majority of people who are diagnosed with RRMS will eventually transition to SPMS, in which they experience steadily worsening disability over time. Worldwide, more than 2.3 million people have a diagnosis of MS.1
ABOUT TG THERAPEUTICS
TG Therapeutics is a fully integrated, commercial stage, biotechnology company focused on the acquisition, development, and commercialization of novel treatments for B-cell diseases. In addition to a research pipeline, TG Therapeutics has received approval from the U.S. Food and Drug Administration (FDA) for BRIUMVI® (ublituximab-xiiy) to treat adult patients with relapsing forms of multiple sclerosis (RMS), including clinically isolated syndrome, relapsing-remitting disease, and active secondary progressive disease, as well as approval from several regulatory agencies outside of the U.S. for BRIUMVI to treat adult patients with RMS who have active disease defined by clinical or imaging features. For more information, visit www.tgtherapeutics.com, and follow us on X (formerly Twitter) @TGTherapeutics and on LinkedIn.
BRIUMVI® is a registered trademark of TG Therapeutics, Inc.
Cautionary Statement
This press release contains forward-looking statements that involve a number of risks and uncertainties. All statements contained in this press release other than statements of historical facts, including statements regarding our future results of operations and financial position, our strategic and financial initiatives, our business strategy, and objectives for future operations may constitute forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release. In addition to the risk factors identified from time to time in our reports filed with the U.S. Securities and Exchange Commission (SEC), factors that could cause our actual results to differ materially include the below.
Such forward looking statements include but are not limited to statements regarding our plans, business strategies and operations related to the commercialization of BRIUMVI® (ublituximab-xiiy) for RMS in the United States, or any jurisdictions outside of the United States; anticipated healthcare professional (HCP) and patient acceptance and use of BRIUMVI for the approved indications; expectations of future revenue for BRIUMVI, or TG expenses or profit estimates or targets; our ability to execute our share repurchase program; expectations and timing for our clinical trials of subcutaneous ublituximab (the active ingredient in BRIUMVI), and sometimes referred to as subcutaneous BRIUMVI; expectations and timing for our ENHANCE Phase 3 pivotal program to evaluate a consolidated day 1 and day 15 dosing regimen for IV BRIUMVI; and expectations and timing for any of our pipeline products or programs, including Azer-cel or BRIUMVI in MG.

Additional factors that could cause our actual results to differ materially include the following: the Company’s ability to continue to commercialize BRIUMVI; the risk that trends in prescriptions are not maintained or that prescriptions are not filled; the failure to obtain and maintain payor coverage; the risk that HCP interest in BRIUMVI will not be sustained; the risk that momentum in sales for BRIUMVI will not be sustained during the course of the year; the risk that the commercialization of BRIUMVI does not continue to exceed expectations; the risk that our BRIUMVI revenue targets will not be achieved; the failure to obtain and maintain requisite regulatory approvals, including the risk that the Company fails to satisfy post-approval regulatory requirements, the potential for variations from the Company’s projections and estimates about the potential market for BRIUMVI due to a number of factors, including, further limitations that regulators may impose on the required labeling for BRIUMVI (such as modifications, resulting from safety signals that arise in the post-marketing setting or in the long-term extension study from the ULTIMATE I and II clinical trials); the Company’s ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain, pharmacovigilance, and sales and marketing); the Company’s reliance on third parties for manufacturing, distribution and supply, and other support functions for our clinical and commercial products, including BRIUMVI, and the ability of the Company and its manufacturers and suppliers to produce and deliver BRIUMVI to meet the market demand for BRIUMVI; the risk that any individual patient’s clinical experience in the post-marketing setting, or the aggregate patient experience in the post-marketing setting, may differ from that demonstrated in controlled clinical trials such as ULTIMATE I and II; the risk that the Company does not achieve its 2026 development pipeline anticipated milestones or goals in the timeframe projected or at all, including (i) completing a pivotal program for subcutaneous ublituximab, (ii) enrolling patients into a trial evaluating BRIUMVI in MG or schizophrenia, or (iii) enrolling patients into a trial evaluating azer-cel; the risk that clinical trial data readouts may be delayed due to a number of factors including enrollment, data collection, data maturity or other factors; the risk that the subcutaneous Phase 3 program will not be successful or if successful still will not be approved by the FDA or achieve commercial acceptance; the risk that, if subcutaneous BRIUMVI is approved, the anticipated expansion of the addressable market will not be realized; the risk that the ENHANCE Phase 3 trial will not be successful or if successful will not be approved by the FDA or achieve commercial acceptance; the risk that we will not move forward with the development of BRIUMVI in MG or schizophrenia and azer-cel in progressive MS following preliminary studies; the uncertainties generally inherent in research and development and early stage exploratory programs; the risk that the collaboration with Christina Applegate is not able to be implemented or does not go as planned for regulatory or other reasons; the risk that the www.nextinms.com platform does not gain traction or ceases to exist; regulatory developments, legislative actions, executive orders, including the imposition of tariffs and policy changes in the U.S. and other jurisdictions; and general political, economic and business conditions. Further discussion about these and other risks and uncertainties can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in our other filings with the SEC.
Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.
CONTACT:
Investor Relations
Email: ir@tgtxinc.com
Telephone: 1.877.575.TGTX (8489), Option 4
Media Relations:
Email: media@tgtxinc.com
Telephone: 1.877.575.TGTX (8489), Option 6
1.MS Prevalence. National Multiple Sclerosis Society website. https://www.nationalmssociety.org/About-the-Society/MS-Prevalence. Accessed October 26, 2020. 2. Multiple Sclerosis International Federation, 2013 via Data monitor p. 236.

TG Therapeutics, Inc.
Selected Condensed Consolidated Financial Data
Statements of Operations Information (in thousands, except share and per share amounts; unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Revenue:
Product revenue, net	$240,043	$159,317	$677,145	$417,815
License, milestone, royalty and other revenue	19,893	2,392	28,044	5,898
Total revenue	$259,936	$161,709	$705,189	$423,713

Costs and expenses:
Cost of revenue	42,079	28,093	116,783	62,572
Research and development:
Stock-based compensation	7,550	5,335	20,495	12,984
Other research and development	43,740	35,543	174,528	106,038
Total research and development	51,290	40,878	195,023	119,022

Selling, general and administrative:
Stock-based compensation	17,153	12,351	52,033	36,035
Other selling, general and administrative	63,515	51,022	198,982	133,254
Total selling, general and administrative	80,668	63,373	251,015	169,289

Total costs and expenses	174,037	132,344	562,821	350,883

Operating income	85,899	29,365	142,368	72,830

Other expense (income):
Interest expense	15,819	6,721	40,057	20,194
Loss on extinguishment of debt	—	—	9,153	—
Other income	(3,782)	(3,265)	(11,301)	(9,661)
Total other expense	12,037	3,456	37,909	10,533

Net income before taxes	$73,862	$25,909	$104,459	$62,297
Income tax (expense) benefit	(18,399)	364,986	(21,438)	361,845
Net income	$55,463	$390,895	$83,021	$424,142

Net income per common share
Basic	$0.39	$2.69	$0.58	$2.90
Diluted	$0.35	$2.43	$0.52	$2.62

Weighted-average shares of common stock outstanding
Basic	140,786,274	145,416,901	142,318,594	146,273,554
Diluted	155,925,050	160,997,977	157,741,254	162,102,373

Condensed Balance Sheet Information (in thousands):

	September 30, 2026 (Unaudited)	December 31, 2025*
Cash, cash equivalents and investment securities	556,709	199,511
Total assets	1,592,252	1,063,253
Total equity	572,127	648,020

*Condensed from audited financial statements